Exhibit 99.1
Community Bankers Trust Corporation Reports Preliminary Second Quarter Results, Including a Non-Cash Goodwill Impairment Charge and Continued Strong Capital, Liquidity and Reserves for Loan Losses
•	Non-Cash Impairment Charge Against Goodwill of $24.0 million

•	Tangible Book Value Per Common Share Increases to $5.01

•	Allowance for Loan Losses Increased to 2.21% of Total Loans, Excluding Covered Assets
Wednesday, July 29, 2009
Glen Allen, Virginia — Community Bankers Trust Corporation (the “Company”) (NYSE Amex: BTC), the holding company for Essex Bank (the “Bank”), reported preliminary results for the second quarter of 2009. The Company reported a net loss available to common stockholders for the second quarter of 2009 of $16.6 million, or $0.77 per basic and diluted share. This loss was primarily the result of a non-cash goodwill impairment charge of $24.0 million and a special assessment by the FDIC applicable to all banks of $583,000. The net tax effects of the goodwill impairment charge and the FDIC special assessment were $15.9 million and $384,000, respectively. The second quarter results also reflected $265,000 of dividends and accretion costs associated with the Company’s TARP investment. Excluding the goodwill impairment charge, the FDIC special assessment, and the costs associated with TARP, the Company would have had net operating income of $56,000, or $0.00 per basic and diluted share, for the second quarter.
The Company is required to assess the value of its goodwill for impairment periodically, which was performed during the second quarter of 2009, one year following the consummation of the Company’s mergers on May 31, 2008 with TransCommunity Financial Corporation and BOE Financial Services of Virginia, Inc. The assessment resulted in a goodwill impairment that reflected the decline in overall general economic conditions, rapid change in the market valuations of financial institutions and the discount that shares of the Company’s common stock have traded to their tangible book value for an extended period of time. The impairment charge did not have a negative impact on the Company’s liquidity, tangible equity ratio, strong reserves or regulatory capital ratios.
Based on these results, the Company reported a net loss available to common stockholders of $5.9 million for the six months ended June 30, 2009, or $0.28 per basic and diluted share. Excluding the goodwill impairment charge, the FDIC special assessment, the costs associated with TARP, and the $21.3 million gain that the Company recorded in the first quarter with respect to its acquisition of the operations of Suburban Federal Savings Bank (“SFSB”) from the FDIC, the Company’s net operating loss would have equaled $3.3 million, or $0.15 per basic and diluted share, for the six-month period. This loss was attributable to the Company’s increasing its provision for loan losses by $6.0 million for the period. The allowance for loan losses to total loans, excluding FDIC-covered assets (which are described below), is 2.21% and reflects prudent recognition of the general economic conditions.

George M. Longest, Jr., President and Chief Executive Officer, stated, “This year has been a tough year in the banking industry, and the recognition of impairment to goodwill, while significant, given the number of banks that have recognized such goodwill impairments, was not unexpected. The amount of this charge was also influenced by the value of our stock price, as it relates to our tangible and stated book value, on the assessment date.”
Mr. Longest continued, “Despite our extraordinary loss in the second quarter, the Company’s capital and reserve positions remain strong. The goodwill impairment and subsequent decrease in our total stockholders’ equity did not result in a negative impact on our common tangible equity capital. At June 30, 2009, we reported a total stockholders’ equity to total assets ratio of 12.1%. Based on our June 30th closing price of $3.70, our price to common book value is 57.2%, and our price to common tangible book value is 73.9%.” Mr. Longest added, “Our industry has seen many challenges in the past 12 months. The remainder of 2009 appears to be equally challenging. We are proud of our many accomplishments including the strength of our balance sheet, our combined management team, and the integration of our acquisitions. We are optimistic and believe we are well positioned for the future.”
The following table depicts a reconcilement of the Company’s operating results to present the items and assessments described above:

	Three months ended	Six months ended
Dollars in 000’s, except per share data	June 30, 2009	June 30, 2009
Operating loss prior to income taxes, as reported	$(24,529)	$(8,313)
add:
Goodwill impairment charge	24,032	24,032
FDIC special assessment	583	583
subtract:
(Gain) on SFSB transaction	—	(21,260)

Operating income (loss), as adjusted	86	(4,958)
Income tax expense (benefit)	30	(1,686)

Operating income (loss), as adjusted, net of taxes	$56	$(3,272)

Operating income (loss), as adjusted, per basic and diluted share	$0.00	$(0.15)

Covered Assets
On January 30, 2009, the Bank entered into a purchase and assumption agreement with the FDIC, as receiver, for SFSB. The Bank assumed all deposit liabilities and purchased certain assets of SFSB. In connection with the SFSB transaction, the Bank entered into two shared-loss agreements with the FDIC with respect to the loan and foreclosed real estate assets purchased. One agreement relates to losses arising from single family one-to-four residential mortgage loans, and one agreement relates to losses arising from other loans and foreclosed real estate.
Under the shared-loss agreements, the FDIC will reimburse the Bank for 80% of all losses, including expenses associated with liquidating and maintaining properties arising from covered loan assets, on the first $118 million of all losses on such covered loans, and for 95% of losses on covered loans thereafter.

Under the shared-loss agreements, a “loss” on a covered loan is defined generally as a realized loss incurred through a permitted disposition, foreclosure, short-sale or restructuring of the covered asset. The reimbursable losses from the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the SFSB transaction, January 30, 2009. New loans made after that date are not covered by the shared-loss agreements.
Balance Sheet
Total assets aggregated $1.29 billion at June 30, 2009. Total assets declined $55.4 million or 4.11% from March 31, 2009. This decline was directly attributable to management’s planned reduction in interest bearing bank balances of $15.4 million, a reduction in securities of $23.1 million and the non-cash goodwill impairment charge, on an after-tax basis, of $15.9 million. Loans not covered by the FDIC shared-loss agreements increased $9.6 million or 1.77% from $542.2 million at March 31, 2009 to $551.8 million at June 30, 2009. Despite the reduction in time deposits noted below, the Company remains highly liquid with a structured securities portfolio, as well as a net seller of overnight funds. The Company had federal funds sold of $25.8 million at June 30, 2009. Management anticipates funding future loan growth by divesting FDIC-covered assets and by reducing its position in overnight funds sales. The Company’s loan and FDIC-covered loan to deposit ratio equaled 75.70% at June 30, 2009. Excluding FDIC-covered loans, the loan-to-deposit ratio equaled 51.69% at quarter-end.
Total deposits equaled $1.07 billion at June 30, 2009 versus $1.11 billion at March 31, 2009. Higher cost time deposits decreased during the quarter while lower cost savings and transactional deposit accounts increased $4.7 million during the second quarter. Savings deposits equaled $58.4 million at June 30, 2009 compared to $55.8 million at March 31, 2009, an increase of 4.66%. NOW and Money Market Deposit accounts totaled $205.4 million at June 30, 2009 compared to $203.3 million at March 31, 2009.
Results of Operations
For the three months ended June 30, 2009, the Company recognized a provision for loan losses of $540,000 versus $5.5 million for the first quarter of 2009. The year-to-date provision for loan losses was $6.0 million, which increased the loan loss reserve to $12.2 million or 2.21% of non-FDIC covered loans. Net charge-offs of loans equaled $362,000 for the three months ended June 30, 2009 and $778,000 for the first six months of 2009.

The following table depicts asset quality ratios, excluding FDIC-covered assets, at June 30, 2009 and March 31, 2009:

Dollars in 000’s	June 30, 2009	March 31, 2009
Nonaccrual loans	$24,482	$8,009
Loans past due over 90 days	514	1,195
Other real estate owned	864	412

Total nonperforming assets	$25,860	$9,616

Balances
Allowance for loan losses	$12,185	$11,543
Average loans during quarter, net of unearned income	$548,577	$534,566
Loans, net of unearned income	$551,799	$542,191

Ratios
Allowance for loan losses to total loans	2.21%	2.13%
Allowance for loan losses to nonperforming assets	47.12%	120.04%
Nonperforming assets to loans and other real estate	4.68%	1.77%
Net charge-offs to average loans, annualized	0.26%	0.31%
The increase in non-accrual loans from the first quarter consisted primarily of two credits secured by real estate. While the level of non-accrual loans increased during the second quarter of 2009, the loan loss reserve was considered adequate to meet potential future losses. As previously disclosed management proactively identified impaired loans during the first quarter of the year and had significantly increased the Company’s loan loss provision commensurate with the risks inherent in the portfolio. Although these loans migrated to non-accrual status during the second quarter, the Company had sufficiently reserved for them with its prior provisions.
At June 30, 2009, FDIC-covered assets totaled $278.4 million. Of this amount, $192.0 million are performing loans, $64.2 million are non-accrual loans, $21.5 million are other real estate owned, and $714,000 are 90 days past due and still accruing. All of these loan relationships are under the shared-loss agreements, which limit the potential loss to the Company in the event that these loans should default. The Company’s special assets department is aggressively working towards the appropriate resolution of these credits.
Following an independent loan review encompassing 100% of the acquired loan portfolio, management recognized, in the first quarter, all anticipated losses and the FDIC-guaranteed portion on such losses as reflected in the mark to market value recorded on the Company’s financial statements for that period. Furthermore, the Company offset against the $45 million discount it received from the FDIC in the transaction, a net discount of $23.8 million, reflecting its portion of the anticipated losses, leaving a net fair market value of the FDIC-covered assets of $296.3 million, and amounts recoverable from the FDIC on covered assets.
Net interest earnings totaled $9.5 million and $18.5 million for the three and six month periods ended June 30, 2009, respectively. The increase in the amount of non-accrual loans noted during the second quarter of the year slightly hampered the net interest margin. The net interest margin for the three months ended June 30, 2009 equaled 3.20%, a decrease from 3.26% for the three months ended March 31, 2009. Despite the increase in non-accrual loans, margin compression was mitigated somewhat as management lowered rates on virtually all deposit accounts. The Company, by virtue of aggressively lowering the rates paid on certificates of deposits and not renewing certain brokered funds, lowered balances in this high cost category by $41.9 million during the second quarter of 2009. Average cost of deposits was 2.51% during the quarter.
Non-interest income was $1.3 million and $23.4 million for the three and six month periods ended June 30, 2009, respectively. Excluding the gain recorded on the SFSB transaction in the first quarter, non-interest income would have equaled $2.2 million for the six-month period. The single largest component of non-interest income was service charges on deposit accounts, which totaled $618,000 and $1.2 million for the three and six month periods ended June 30, 2009. During the second quarter of 2009, non-interest income was favorably affected by securities gains of $341,000.
For the three months ended June 30, 2009, non-interest expense was $34.8 million. Excluding the goodwill impairment charge and the FDIC assessment, non-interest expense would have totaled $10.2 million for the three months ended June 30, 2009. Salaries and wages equaled $5.0 million for the quarter, which would have been 49.37% of non-interest expenses, as so adjusted. On a linked quarter basis, salaries and wages increased $602,000, which was the result of increased management staffing in the latter part of the first quarter.
Non-interest expense was $44.2 million for the six months ended June 30, 2009. Excluding the non-cash goodwill impairment charge and the special FDIC assessment, non-interest expenses would have totaled $19.6 million. Salaries and wages equaled $9.5 million, or 48.30% of non-interest expenses, as so adjusted, for the first six months of 2009.
Management anticipates ongoing operating efficiencies throughout the remainder of 2009 as SFSB’s operating systems will be converted in early August.
The following table depicts a reconcilement of non-interest expenses, as discussed above:

	Three months ended	Six months ended
Dollars in 000’s	June 30, 2009	June 30, 2009
Non-interest expense	$34,800	$44,188
less :
Goodwill impairment charge	24,032	24,032
FDIC special assessment	583	583

Adjusted non-interest expense	$10,185	$19,573

About Community Bankers Trust Corporation
The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. Additional information is available on the Company’s website at www.cbtrustcorp.com.
Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: general economic and market conditions, either nationally or locally; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the quality or composition of the Company’s loan or investment portfolios; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. These factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.
Contact: Bruce E. Thomas
Senior Vice President/Chief Financial Officer
Community Bankers Trust Corporation
804-443-4343

COMMUNITY BANKERS TRUST CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
at JUNE 30, 2009, MARCH 31, 2009 and DECEMBER 31, 2008
(dollars in thousands)

	June 30, 2009	March 31, 2009	December 31, 2008
	Unaudited	Unaudited	Audited
Assets
Cash and due from banks	$20,110	$20,863	$10,864
Interest bearing bank deposits	14,158	29,571	107,376
Federal funds sold	25,830	34,467	10,193

Total cash and cash equivalents	60,098	84,901	128,433

Securities available for sale, at fair value	178,923	190,513	193,992
Securities held to maturity	130,113	143,464	94,865
Equity securities, restricted, at cost	6,838	5,016	3,612

Total securities	315,874	338,993	292,469

Loans held for resale	668	386	200

Loans	551,799	542,190	523,298
Allowance for loan losses	(12,185)	(11,543)	(6,939)

Net loans	539,614	530,647	516,359

FDIC — covered assets	278,436	290,099	—
Bank premises and equipment	37,484	31,854	24,111
Other real estate owned	864	412	223
Bank owned life insurance	6,415	6,349	6,300
Core deposit intangibles, net	18,211	18,865	17,163
Goodwill	13,152	34,285	34,285
Other assets	20,819	10,251	9,507

Total assets	$1,291,635	$1,347,042	$1,029,050

Liabilities
Deposits:
Demand:
Noninterest bearing	$59,949	$60,706	$59,699
Interest bearing	1,007,498	1,044,651	746,649

Total deposits	1,067,447	1,105,357	806,348

Federal Home Loan Bank advances	37,000	37,900	37,900
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	26,379	24,861	16,992

Total liabilities	$1,134,950	$1,172,242	$865,364

Stockholders’ Equity
Preferred stock (5,000,000 shares authorized, $0.01 par value) 17,680 shares issued and outstanding	17,680	17,680	17,680
Discount on preferred stock	(943)	(988)	(1,031)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (50,000,000 shares authorized, $0.01 par value) 21,468,455 shares issued and outstanding	215	215	215
Retired warrants on common stock	(1,604)	—	—
Additional paid in capital	146,110	144,572	145,359
Retained earnings	(5,880)	11,622	1,691
Accumulated other comprehensive income (loss)	70	662	(1,265)

Total stockholders’ equity	$156,685	$174,800	$163,686

Total liabilities and stockholders’ equity	$1,291,635	$1,347,042	$1,029,050

COMMUNITY BANKERS TRUST CORPORATION
UNAUDITED CONSOLIDATED INCOME STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 and 2008
(dollars and shares in thousands, except per share data)

	June 30, 2009		June 30, 2008

	Unaudited		Unaudited
Interest and dividend income
Interest and fees on loans		$18,047	$2,704
Interest and fees on FDIC covered loans		6,286	—
Interest on federal funds sold		26	46
Interest on deposits in other banks		202	—
Interest and dividends on securities:
Taxable		5,499	687
Nontaxable		1,577	110

Total interest income		31,637	3,547

Interest expense
Interest on deposits		12,417	1,027
Interest on federal funds purchased		—	13
Interest on other borrowed funds		737	80

Total interest expense		13,154	1,120

Net interest income		18,483	2,427

Provision for loan losses		6,040	234

Net interest income after provision for loan losses		12,443	2,193

Noninterest income
Service charges on deposit accounts		1,189	180
Gain on Suburban transaction		21,260	—
Gain on securities transactions, net		293	—
Gain on sale of other real estate		21	—
Other		669	119

Total noninterest income		23,432	299

Noninterest expense
Salaries and employee benefits		9,454	574
Occupancy expenses		1,134	112
Equipment expenses		762	108
Legal fees		555	99
Professional fees		1,156	100
FDIC assessment		874	16
Data processing fees		1,474	104
Amortization of intangibles		1,110	149
Impairment of goodwill		24,032	—
Other operating expenses		3,637	673

Total noninterest expense		44,188	1,935

(Loss) income before income taxes		(8,313)	557
Income tax (benefit) expense		(2,925)	158

Net (loss) income		$(5,388)	$399
Dividends accrued on preferred stock		438	—
Accretion of discount on preferred stock		88	—

Net (loss) income available to common stockholders		$(5,914)	$399

Net (loss) income per share — basic	$	(0.28)	$0 .04

Net (loss) income per share — diluted	$	(0.28)	$0 .03

Weighted average number of shares outstanding
basic		21,468	11,391
diluted		21,478	13,553

COMMUNITY BANKERS TRUST CORPORATION
UNAUDITED CONSOLIDATED INCOME STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2009 and 2008
(dollars and shares in thousands, except per share data)

	June 30, 2009	June 30, 2008

	Unaudited	Unaudited
Interest and dividend income
Interest and fees on loans	$9,631	$2,704
Interest and fees on FDIC covered loans	3,016	—
Interest on federal funds sold	12	46
Interest on deposits in other banks	81	—
Interest and dividends on securities
Taxable	2,607	282
Nontaxable	820	110

Total interest income	16,167	3,142

Interest expense
Interest on deposits	6,299	1,027
Interest on federal funds purchased	—	13
Interest on other borrowed funds	390	80

Total interest expense	6,689	1,120

Net interest income	9,478	2,022

Provision for loan losses	540	234

Net interest income after provision for loan losses	8,938	1,788

Noninterest income
Service charges on deposit accounts	618	180
Gain on Suburban transaction	—	—
Gain on securities transactions, net	341	—
Gain on sale of other real estate	—	—
Other	374	119

Total noninterest income	1,333	299

Noninterest expense
Salaries and employee benefits	5,028	574
Occupancy expenses	554	112
Equipment expenses	419	108
Legal fees	305	46
Professional fees	456	24
FDIC assessment	744	16
Data processing fees	732	104
Amortization of intangibles	654	149
Impairment of goodwill	24,032	—
Other operating expenses	1,876	582

Total noninterest expense	34,800	1,715

Income before income taxes	(24,529)	372
Income tax expense	(8,207)	84

Net income	$(16,322)	$288
Dividends accrued on preferred stock	220	—
Accretion of discount on preferred stock	45	—

Net income available to common stockholders	$(16,587)	$288

Net (loss) income per share — basic	$(0.77)	$0.02

Net (loss) income per share — diluted	$(0.77)	$0.02

Weighted average number of shares outstanding
basic	21,468	13,407
diluted	21,478	15,283

COMMUNITY BANKERS TRUST CORPORATION
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCE SHEETS
FOR THE SIX MONTHS ENDED JUNE 30, 2009

	Average	Interest	Average
	Balance	Income/	Rates
	Sheet	Expense	Earned/Paid

ASSETS:

Loans, including fees	$541,184	$18,047	6.67%
Loans covered by FDIC loss share	232,513	6,286	5.41%
Interest Bearing Bank Balances	34,122	202	1.18%
Federal funds sold	20,041	26	0.26%
Investments (taxable)	264,566	5,499	4.16%
Investments (tax exempt)	80,232	1,577	5.96%

Total Earning Assets	1,172,658	31,637	5.43%

Allowance for loan losses	(9,280)
Non-earning assets	133,413

Total Assets	$1,296,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand —
Interest bearing	$191,231	$1,175	1.23%
Savings	53,252	274	1.03%
Time deposits	744,007	10,968	2.95%

Total deposits	988,490	12,417	2.51%

Other borrowed
Federal Funds Purchased	0	—	0.00%
FHLB and Other	43,313	737	3.40%

Total interest-bearing liabilities	1,031,803	13,154	2.55%

Non-interest bearing deposits	61,301
Other liabilities	35,377

Total liabilities	1,128,481

Stockholders’ equity	168,311

Total liabilities and stockholders’ equity	$1,296,792

Net interest earnings		$18,483

Interest spread			2.88%

Net interest margin			3.19%

COMMUNITY BANKERS TRUST CORPORATION
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCE SHEETS
FOR THE THREE MONTHS ENDED JUNE 30, 2009

	Average	Interest	Average
	Balance	Income/	Rates
	Sheet	Expense	Earned/Paid

ASSETS:

Loans, including fees	$548,577	$9,631	7.02%
Loans covered by FDIC loss share	261,205	3,016	4.62%
Interest Bearing Bank Balances	19,741	81	1.64%
Federal funds sold	24,142	12	0.20%
Investments (taxable)	262,007	2,607	3.98%
Investments (tax exempt)	83,505	820	5.95%

Total Earning Assets	1,199,177	16,167	5.43%

Allowance for loan losses	(11,009)

Non-earning assets	137,175

Total Assets	$1,325,343

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Demand —			—
Interest bearing	$203,965	$485	0.95%
Savings	57,364	114	0.79%
Time deposits	763,276	5,700	2.99%

Total deposits	1,024,605	6,299	2.46%

Other borrowed
Federal Funds Purchased	—	—	0.00%
FHLB and Other	37,789	390	4.13%

Total interest-bearing liabilities	1,062,394	6,689	2.52%

Non-interest bearing deposits	61,421
Other liabilities	31,056

Total liabilities	1,154,871

Stockholders’ equity	170,472

Total liabilities and stockholders’ equity	$1,325,343

Net interest earnings		$9,478

Interest spread			2.91%

Net interest margin			3.20%